Exhibit 99.1
CONTACTS:
Russell Allen, Director of Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
FOR IMMEDIATE RELEASE
Lance, Inc. 2007 Third Quarter Net Revenue Increases 5% to $198 million;
Reports $0.24 Diluted EPS from Continuing Operations;
Lowers Full Year Earnings Estimate on
Expectation of Higher Commodity Costs
CHARLOTTE, NC, November 1, 2007 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue from continuing operations for the third quarter ended September 29, 2007 of $198.1 million, an increase of 5% compared with prior year third quarter net revenue from continuing operations of $188.6 million. The Company reported third quarter 2007 net income from continuing operations of $7.6 million, or $0.24 per diluted share, compared to third quarter 2006 net income from continuing operations, excluding special items, of $7.7 million, or $0.25 per diluted share. Special items in the third quarter of 2006 were related to the integration of the Tom’s acquisition. Including these special items, third quarter 2006 net income from continuing operations was $7.4 million, or $0.24 per diluted share.
Net revenue from continuing operations for the nine months ended September 29, 2007 was $577.5 million, an increase of 4% compared with the same period in the prior year. For the first nine months of 2007, net income from continuing operations was $22.7 million, or $0.72 per diluted share, compared to net income from continuing operations, excluding special items, of $14.2 million, or $0.46 per diluted share, in the first nine months of the prior year. Special items in the first nine months of 2006 were related to the integration of the Tom’s acquisition. Including these special items, net income from continuing operations for the first nine months of 2006 was $12.4 million, or $0.40 per diluted share.
During the third quarter of 2007, Lance successfully completed the previously announced exit of its Company-owned vending business, which has been reported as a discontinued operation. The Company reported a net loss of $0.1 million from its discontinued vending business in the third quarter of 2007, and net income of less than $0.1 million for the first nine months of 2007.
Comments from Management
Dave Singer, President and Chief Executive Officer, commented, “Overall third quarter sales increased 5%, with 4% growth in branded sales and 6% growth in non-branded sales. In addition to our solid top-line growth, we realized meaningful progress on our key operating initiatives resulting in lower delivery costs and higher manufacturing efficiencies. Unfortunately, the benefits of higher sales and operational improvements were offset by a sharp escalation in commodity costs, particularly flour, driven by the unprecedented trend in the price of wheat. Commodity costs in the third quarter of 2007 were higher than in the second quarter of this year, resulting in lower operating margins.”
Mr. Singer added, “In response to the increase in commodity costs, we have developed pricing actions that will be implemented and take effect later in the fourth quarter of 2007 and in the first half of 2008. However, our gross margin will be impacted considerably during the fourth quarter of 2007, reflecting the lag between increases in commodity prices and the effective date of price increases to our customers, and resulting in our revised earnings estimate for the year.”

Mr. Singer said, “Although the unprecedented commodity pressure is masking the solid profit margin improvements that we posted through the first half of 2007, our underlying performance has remained very solid relative to cost efficiencies in the supply chain and DSD areas of our business. The infrastructure improvements continue to generate benefits and have offset some of the rapid increases in commodities to date. We are confident that our operating margins will rebound once all required pricing actions are taken, and we remain focused on growing our revenues and delivering against our efficiency initiatives that will drive sustainable margin enhancement for the long-term.”
Revised 2007 Estimates
Based upon the changing outlook for commodity costs in the fourth quarter, the Company revised its full year 2007 estimates for earnings per diluted share from continuing operations to a range of $0.76 to $0.80. Previously, the Company had provided a full year earnings per diluted share estimate of $0.86 to $0.92. The Company also narrowed its net sales estimate to a range of $760 to $770 million. Previously, the Company had provided a full year net sales estimate of $750 to $775 million.
Dividend Declared
The Company also announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 20, 2007 to stockholders of record at the close of business on November 12, 2007.
Conference Call
Lance, Inc. has scheduled a conference call discussion with investors at 5:00 pm eastern time on Thursday, November 1, 2007 to discuss third quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 8:00 pm on November 1 and running through midnight November 9, 2007. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 19248543. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, restaurant style crackers, potato chips, tortilla chips, cookies, sugar wafers, nuts, candy and other snacks. Lance has manufacturing facilities in North Carolina, Georgia, Florida, Texas, Iowa, Massachusetts and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,500 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery stores, convenience stores, mass merchants, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, changes in consumer preferences, product recalls, safety concerns, natural disasters, catastrophic events, raw material costs, food industry and regulatory factors, risks from large customers, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP”). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	September 29, 2007	September 30, 2006

Revenue	$198,052	$188,628
Cost of sales	115,692	106,768

Gross margin	82,360	81,860

Selling, marketing and delivery	58,985	60,571
General and administrative	11,268	9,296
Other expense/(income), net	522	(243)

Income from continuing operations before interest and taxes	11,585	12,236

Interest expense, net	550	901
Income tax expense	3,448	3,940

Net income from continuing operations	$7,587	$7,395

(Loss)/income from discontinued operations	(146)	129
Income tax (benefit)/expense	(54)	45

Net (loss)/income from discontinued operations	(92)	84

Net Income	$7,495	$7,479

Basic earnings per share:
From continuing operations	$0.24	$0.24
From discontinued operations	0.00	0.00

Basic earnings per share	$0.24	$0.24
Weighted average shares outstanding — basic	31,034,000	30,716,000

Diluted earnings per share:
From continuing operations	$0.24	$0.24
From discontinued operations	0.00	0.00

Diluted earnings per share	$0.24	$0.24
Weighted average shares outstanding — diluted	31,693,000	31,154,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Nine Months Ended
	September 29, 2007	September 30, 2006

Revenue	$577,515	$557,714
Cost of sales	328,104	317,294

Gross margin	249,411	240,420

Selling, marketing and delivery	175,328	185,901
General and administrative	36,008	32,525
Other expense, net	1,405	436

Income from continuing operations before interest and taxes	36,670	21,558

Interest expense, net	1,768	2,398
Income tax expense	12,174	6,795

Net income from continuing operations	$22,728	$12,365

Income from discontinued operations	45	797
Income tax expense	16	289

Net income from discontinued operations	29	508

Net Income	$22,757	$12,873

Basic earnings per share:
From continuing operations	$0.74	$0.41
From discontinued operations	0.00	0.01

Basic earnings per share	$0.74	$0.42
Weighted average shares outstanding — basic	30,921,000	30,370,000

Diluted earnings per share:
From continuing operations	$0.72	$0.40
From discontinued operations	0.00	0.02

Diluted earnings per share	$0.72	$0.42
Weighted average shares outstanding — diluted	31,506,000	30,803,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 29, 2007	December 30, 2006
Assets:
Cash and cash equivalents	$14,313	$5,504
Accounts receivable, net	68,845	61,690
Inventories	38,729	36,838
Deferred income tax asset	9,697	8,811
Assets held for sale	505	6,552
Prepaid expenses and other current assets	9,739	6,298

Total Current Assets	141,828	125,693
Property plant and equipment, net	202,152	193,009
Goodwill and other intangibles, net	68,432	62,300
Other assets	6,752	4,450

Total Assets	$419,164	$385,452

Liabilities and Equity:
Accounts payable	$22,057	18,194
Other current liabilities	54,492	53,426

Total Current Liabilities	76,549	71,620

Long-term debt	50,000	50,000
Other liabilities	43,364	41,432
Stockholders’ equity	249,251	222,400

Total Liabilities and Stockholders’ Equity	$419,164	$385,452

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Nine Months Ended
	September 29, 2007	September 30, 2006
Operating Activities:
Net income	$22,757	$12,873
Depreciation and amortization	21,839	20,096
Equity-based compensation expense	2,680	1,762
Gain/(loss) on disposition of property, net	(839)	69
Changes in operating assets and liabilities	(3,991)	(15,751)

Net cash flow from operating activities	42,446	19,049

Investing Activities:
Purchases of property and equipment	(28,299)	(34,678)
Proceeds from sale of property	6,895	3,382
Purchase of investment	(2,090)	—

Net cash used in investing activities	(23,494)	(31,296)

Financing Activities:
Dividends paid	(14,878)	(14,617)
Issuances of common stock	4,600	17,862
Net proceeds from revolving credit facilities	—	8,396

Net cash (used in)/from financing activities	(10,278)	11,641

Effect of exchange rate changes on cash	135	253

Increase/(decrease) in cash and cash equivalents	8,809	(353)
Cash and cash equivalents at beginning of period	5,504	3,543

Cash and cash equivalents at end of period	$14,313	$3,190

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)

Third Quarter Ended September 30, 2006
	Net of	Per diluted
	Tax	share

Net Income from continuing operations	$7,395	$0.24

Tom’s integration related charges	333	0.01

Income from continuing operations, excluding special charges	$7,728	$0.25

Nine Months Ended September 30, 2006
	Net of	Per diluted
	Tax	share

Net Income from continuing operations	$12,365	$0.40

Tom’s integration related charges	1,794	0.06

Income from continuing operations, excluding special charges	$14,159	$0.46